Exhibit 4.60

Equity transfer agreement

This equity transfer agreement (this Agreement) is made on April 23, 2021 Signed in Shenzhen

(1) Transferor: Shenzhen Pengai Hospital Investment Management Co., Ltd

Address:South, 4th floor, building 7a, Nanyou fourth industrial zone, Nanshan District, Shenzhen

ID number: 91440300769184144M

(2) Transferee: Zhou pengwu

Address:7-F, Tianmao Pavilion, Guodu building, Jinli Road, Longgang District, Shenzhen City, Guangdong Province

ID number: 360302195410010513

The transferor and the transferee are hereinafter referred to as a “party” and collectively referred to as the “parties”.

Whereas:

(1) On the signing date of this agreement, the transferor holds 80% equity of Jiangsu Liangyan Hospital Management Co., Ltd. (corresponding to the registered capital of the target company of CNY 10000000)

(2) Now the transferor intends to transfer 10% of the equity of the subject company (the “subject equity”) held by it to the transferee, and the transferee is willing to accept such transfer (the “equity transfer”).

Now, in accordance with the company law of The People’s Republic of China and the contract law of The People’s  Republic of China, both parties have reached the following agreement on the transfer of equity through consultation:

1. Consideration, payment term and method of equity transfer

1. Consideration for the transfer of the underlying equity CNY 1 million.

2. Payment method and term shall be negotiated by both parties separately.

2. The transferor’s guarantee for the equity to be transferred

The transfer policy guarantees the equity to be transferred as follows: the transferor has complete and effective right to dispose of the underlying equity, and the underlying equity is not pledged, sealed up, and will not be pursued by any third party.In case of any circumstance contrary to the above situation, the transferor will bear all the economic and legal liabilities arising therefrom.

3. Share of profits and losses (including credito’rights and debts) of the company

1. After the completion of the industrial and commercial change registration, the transferee will become the shareholder of the target company, and the transferee has the right to enjoy the shareholder’s rights according to the proportion of the equity transferred, and bear the corresponding risks and losses.

2. If the transferor fails to inform the transferee of the creditor’s rights and liabilities of the company before the equity transfer when signing this contract, resulting in the loss suffered by the transferee after becoming a shareholder of the company, the transferee has the right to recover from the transferor.

4. Liability for breach of contract

Once this contract comes into effect, it will be legally binding on both parties, and both parties shall perform their respective responsibilities and obligations under this contract.If either party fails to fully perform its obligations in accordance with the provisions of the contract, it shall bear corresponding responsibilities in accordance with relevant laws and this contract.

5. Modification or termination of contract

This contract may be modified or terminated by mutual agreement.If it is decided to modify or terminate this contract through negotiation, both parties shall sign another modification agreement or termination agreement.

6. Burden of relevant expenses

All relevant expenses (such as taxes, notarization fees, assessment or audit fees, industrial and commercial registration fees, etc.) arising from this equity transfer shall be borne by the transferor.

7. Dispute resolution

Any dispute arising from or in connection with this Agreement shall be settled by both parties through friendly negotiation. If negotiation fails, the dispute shall be submitted to Shenzhen International Arbitration Court (Shenzhen Arbitration Commission) for arbitration in Shenzhen.

8. Conditions of entry into force

This contract shall come into force after being signed and sealed by both parties.Both parties shall, within 30 days after signing this agreement, go through the corresponding change registration procedures at the local industrial and commercial administration department in accordance with the law.

9. Others

This contract is made in triplicate, one for each party, and the rest shall be reported to relevant departments for record.

(no text below)

This agreement is made as of the date first above written by and between:

Transferor: Shenzhen Pengai Hospital Investment Management Co., Ltd

(seal)

sign:	/s/ Xu Zhijun

Legal representative: Xu Zhijun

This agreement is made as of the date first above written by and between:

Transferee: Zhou pengwu

sign:	/s/ Zhou pengwu